As filed with the Securities and Exchange Commission on April 5, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3540776
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Amgen Inc. Amended and Restated 1996 Incentive Stock Plan (formerly known as Abgenix, Inc. 1996

Incentive Stock Plan, as amended and restated)

Abgenix, Inc. 1998 Director Option Plan, as amended and restated

Amgen Inc. Amended and Restated 1999 Incentive Stock Plan (formerly known as Abgenix, Inc. 1999

Nonstatutory Stock Option Plan, as amended and restated)

(Full title of the Plans)

David J. Scott, Esq.

Senior Vice President, General Counsel and Secretary

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, Address, Including Zip Code, and Telephone number, Including

Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.0001 per share, and associated preferred share purchase rights (3) :	1,051,201	$71.95	$75,633,911.95	$8,092.83

(1)	1,051,201 shares of Common Stock, par value $.0001 per share, of Amgen Inc., a Delaware corporation (“Shares”), are being registered hereunder. Such number of Shares represents additional Shares issuable pursuant to the Amgen Inc. Amended and Restated 1999 Incentive Stock Plan (formerly known as Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated), which plan has been assumed by Amgen Inc. (the “Registrant”) in connection with the merger of Athletics Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), with and into Abgenix (the “Merger”). The number of Shares has been calculated pursuant to exchange ratios determined in accordance with the terms of the plan and the Agreement and Plan of Merger, dated as of December 14, 2005, by and between the Registrant, Merger Sub and Abgenix (the “Merger Agreement”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an indeterminate number of Shares that may be issued in accordance with the provisions of such plans in connection with any anti-dilution provisions or in the event of any change in the outstanding Shares, including a stock dividend or stock split.
(2)	Estimated solely for the purpose of calculating the registration fees pursuant to Rule 457(h) and (c) of the Securities Act, based upon: the average of the high and low prices of the Registrant’s Shares as reported on the NASDAQ National Market on March 29, 2006 ($71.95) for 1,051,201 additional shares registered hereunder and available for issuance pursuant to future awards under the Amgen Inc. Amended and Restated 1999 Incentive Stock Plan (formerly known as Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated).
(3)	The preferred share purchase rights, which are attached to the Shares being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

A.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005; and

B.	The Registrant’s Current Reports on Form 8-K filed on February 13, 2006, February 13, 2006, February 15, 2006, February 21, 2006 and March 13, 2006; and

C.	Description of the Registrant’s Common Stock, contractual contingent payment rights and preferred share purchase rights contained in the Registration Statements on Form 8-A filed with the Commission on September 7, 1983 and April 1, 1993, and the Current Reports on Form 8-K filed with the Commission on February 28, 1997 and December 18, 2000, respectively, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The consolidated financial statements and the related financial statement schedule of Amgen Inc. appearing in Amgen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Registrant contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act and the Exchange Act.

The Registrant has authorized the entering into of indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits on page 7.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 5th day of April 2006.

Amgen Inc.

By:	/s/ Kevin W. Sharer
Kevin W. Sharer
Chairman of the Board, Chief Executive Officer
and President

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin W. Sharer, Richard D. Nanula and David J. Scott, or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kevin W. Sharer Kevin W. Sharer	Chairman of the Board, Chief Executive Officer and President, and Director (Principal Executive Officer)	April 5, 2006

/s/ Richard D. Nanula Richard D. Nanula	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 5, 2006

/s/ Michael Kelly Michael Kelly	Vice President, Corporate Planning and Control, and Chief Accounting Officer (Principal Accounting Officer)	April 5, 2006

/s/ David Baltimore David Baltimore	Director	April 5, 2006

/s/ Frank J. Biondi, Jr. Frank J. Biondi, Jr.	Director	April 5, 2006

/s/ Jerry D. Choate Jerry D. Choate	Director	April 5, 2006

/s/ Frederick W. Gluck Frederick W. Gluck	Director	April 5, 2006

/s/ Frank C. Herringer Frank C. Herringer	Director	April 5, 2006

/s/ Franklin P. Johnson, Jr. Franklin P. Johnson, Jr.	Director	April 5, 2006

/s/ Gilbert S. Omenn Gilbert S. Omenn	Director	April 5, 2006

/s/ Judith C. Pelham Judith C. Pelham	Director	April 5, 2006

/s/ J. Paul Reason J. Paul Reason	Director	April 5, 2006

/s/ Donald B. Rice Donald B. Rice	Director	April 5, 2006

/s/ Leonard D. Schaeffer Leonard D. Schaeffer	Director	April 5, 2006

INDEX TO EXHIBITS

SEQUENTIALLY NUMBERED EXHIBIT	DESCRIPTION
4.1	Restated Certificate of Incorporation. (1)

4.2	Amended and Restated Bylaws of Amgen Inc. (as amended and restated March 7, 2006). (2)

4.3	Form of stock certificate for the common stock, par value $0.0001 of Amgen Inc. (3)

5*	Opinion of Sullivan & Cromwell LLP as to the legality of the Shares being registered.

10.1	Amgen Inc. Amended and Restated 1996 Incentive Stock Plan (formerly known as the Abgenix, Inc. 1996 Incentive Stock Plan, as amended and restated). (4)

10.2	Abgenix, Inc. 1998 Director Option Plan, as amended and restated. (4)

10.3	Amgen Inc. Amended and Restated 1999 Incentive Stock Plan (formerly known as the Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated). (4)

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Sullivan & Cromwell LLP (included in exhibit 5 hereto).

24*	Power of Attorney (included on signature page to Registration Statement).

*	Filed herewith.
(1)	Filed as an exhibit to the Form 10-K for the year ended December 31, 2005 on March 10, 2006 and incorporated herein by reference.
(2)	Filed as an exhibit to the Current Report on Form 8-K on March 13, 2006 and incorporated herein by reference.
(3)	Filed as an exhibit to the Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.
(4)	Filed as an exhibit to the Form S-8 on April 3, 2006 and incorporated herein by reference.